Exhibit 10.7

NORTHSTAR HEALTHCARE INCOME TRUST, INC.

DISTRIBUTION SUPPORT AGREEMENT

DISTRIBUTION SUPPORT AGREEMENT (the “Agreement”) dated July 24, 2012 by and between NorthStar Realty Finance Corp. (“NRFC”) and NorthStar Healthcare Income Trust, Inc. (the “Company”).

WHEREAS, the Company has registered for public sale (the “Offering”) a maximum of $1,100,000,000 in shares of its common stock, $0.01 par value per share (the “Shares”), of which amount: (a) up to $1,000,000,000 in Shares are being offered to the public pursuant to the Company’s primary offering; and (b) up to $100,000,000 in Shares are being offered to stockholders of the Company (the “Stockholders”) pursuant to the Company’s distribution reinvestment plan;

WHEREAS, the net proceeds of the Offering will be invested in a diversified portfolio of assets in the healthcare property sector, including a combination of debt and equity investments;

WHEREAS, to ensure that the Company has a sufficient amount of funds to pay cash distributions to Stockholders during the Offering, NRFC has agreed to purchase up to an aggregate of $10,000,000 in Shares in accordance with the terms set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions.  The following terms, when used herein, shall have the following meanings:

“Affiliate” means with respect to any Person: (i) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (ii) any Person directly or indirectly owning, controlling, or holding with the power to vote 10% or more of the outstanding voting securities of such other Person; (iii) any legal entity for which such Person acts as an executive officer, director, trustee, or general partner; (iv) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled, or held, with power to vote, by such other Person; and (v) any executive officer, director, trustee, or general partner of such other Person.

“Agreement” has the meaning set forth in the recitals.

“Business Day” means any day other a Saturday, a Sunday or a day on which banks are required or permitted to close in New York, New York.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto. Reference to any provision of the Code shall mean such provision as in effect from time to time, as the same may be amended, and any successor provision thereto, as interpreted by any applicable regulations as in effect from time to time.

“Company” has the meaning set forth in the recitals.

“Distribution Shortfall” means, with respect to any calendar quarter during the Term, the amount by which Quarterly Distributions exceed AFFO for such quarter or, in the event AFFO is negative, the amount of the Quarterly Distributions for such quarter.

“Invested Capital” means the amount calculated by multiplying the total number of Shares purchased by Stockholders by the Issue Price, reduced by: (i) any amounts paid by the Company to repurchase Shares pursuant to the Company’s plan for redemption of Shares; and (ii) the aggregate amount of net sale proceeds distributed to Stockholders as a result of the sale of one or more of the Company’s investments.

“Issue Date” has the meaning set forth in Section 3(b) hereof.

“Issue Price” means the gross price per Share the original purchasers of Shares paid to the Company for the Shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Shares).

“MFFO” means the Company’s modified funds from operations as disclosed in the Company’s Periodic Report filed with respect to the applicable period.

“NRFC” has the meaning set forth in the recitals.

“NorthStar Healthcare Income Trust Advisor” means NorthStar Healthcare Income Trust Advisor, LLC.

“Offering” has the meaning set forth in the recitals.

“Periodic Report” means the Company’s quarterly report on Form 10-Q or annual report on Form 10-K, as applicable.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c) (17) of the Internal Revenue Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Prospectus” means the prospectus for the Offering, as amended or supplemented, filed with the SEC at or after the effective date of the Company’s registration statement on Form S-11 (including financial statements, exhibits and all other documents related thereto filed as a part thereof or incorporated therein), pursuant to the Securities Act of 1933, as amended, and the applicable rules and regulations of the SEC promulgated thereunder.

“Purchase Price” means, as of any given date, the per share price payable in the Offering, net of the per share selling commissions and dealer manager fees specified in the Prospectus.

“Quarterly Distributions” means the aggregate amount of cash distributions paid to Stockholders during a calendar quarter.

“SEC” means the United States Securities and Exchange Commission.

“Shares” has the meaning set forth in the recitals.

“Stockholders” has the meaning set forth in the recitals.

“Stockholders’ 6.75% Return” means, as of any date, an aggregate amount equal to a 6.75% cumulative, non-compounded, annual return on Invested Capital (calculated like simple interest on a daily basis based on a 365 day year).  For purposes of calculating the Stockholders’ 6.75% Return, Invested Capital shall be determined for each day during the period for which the Stockholders’ 6.75% Return is being calculated.

“Threshold Amount” means an amount equal to the Stockholders’ 6.75% Return, prorated for such quarter.

“Term” has the meaning set forth in Section 4 hereof.

2.             Share Purchase Commitment.  In the event of a Distribution Shortfall for any calendar quarter during the Term, NRFC shall purchase Shares from the Company in an amount equal to the Distribution Shortfall; provided, however, that NRFC shall not be obligated to purchase Shares for any quarter in which MFFO for such quarter exceeds the Threshold Amount and further provided, that NRFC’s obligation to purchase Shares pursuant to this Agreement shall be limited to an aggregate of $10,000,000 in purchase amount.  Any Shares purchased by NRFC pursuant to this Section 2 shall be purchased pursuant to the Offering and at the Purchase Price in effect as of the date of purchase of the Shares.

3.                                       Procedure for Purchase of Shares.

(a)                                  In the event of a Distribution Shortfall, the Company shall deliver to NRFC a written notice within ten (10) Business Days following the Company’s filing with the SEC of its Periodic Report for such calendar quarter specifying the number of Shares to be purchased by NRFC pursuant to Section 2 above and the Company’s calculation of the Distribution Shortfall.

(b)                                 On the fifth Business Day following the delivery of such notice (the “Issue Date”), the Company shall issue to NRFC the Shares being sold against NRFC’s delivery of an executed subscription for the Offering and payment of the purchase price for such Shares by wire transfer of immediately available funds.

4.             Term.  This Agreement shall be in effect until the earlier of (a) the second anniversary of the commencement of the Offering or (b) the date upon which neither NorthStar Healthcare Income Trust Advisor nor another Affiliate of NRFC is serving as the Company’s Advisor (as such term is defined in the Company’s Articles of Incorporation, as amended from time to time) with responsibility for the Company’s day-to-day operations (the “Term”).

5.             Notices.  All notices shall be in writing and shall be given or made, by delivery in person or by guaranteed delivery overnight courier to NRFC at the address set forth below:

NorthStar Realty Finance Corp.

399 Park Avenue, 18th Floor

New York, NY 10022

Attention:  Daniel R. Gilbert, Co-President

or to such other address as NRFC may designate to the Company in writing.  Notices shall be effective upon receipt in the case of personal delivery or one Business Day after being sent in the case of delivery by overnight courier.

6.             Voting Agreement.  NRFC agrees, and shall cause any of its Affiliates to whom it may transfer Shares to agree on behalf of itself and to require any subsequent transferees that are Affiliates to agree that, with respect to any Shares purchased pursuant to this Agreement or otherwise acquired, it will not vote or consent on matters submitted to the Stockholders regarding any transaction between the Company and any Affiliate of NRFC, including without limitation, the removal of NorthStar Healthcare Income Trust Advisor or any of its Affiliates as the Company’s Advisor (as such term is defined in the Company’s Articles of Incorporation, as amended from time to time).  This voting restriction shall survive until such time that NorthStar Healthcare Income Trust Advisor or any of its Affiliates is no longer serving as the Company’s Advisor.

7.             Assignment; Third Party Beneficiaries.  This Agreement may not be assigned by either party; provided, however, that NRFC may assign its obligations under this Agreement to any one or more of its Affiliates, but no such assignments shall relieve NRFC of its obligations hereunder.  This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.

8.             Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without reference to conflict of laws provisions.

9.             Amendment.  No amendment, modification or waiver of this Agreement will be valid unless made in writing and duly executed by each party hereto.

10.           Entire Agreement.  This agreement constitutes the entire understanding between the parties with respect to the subject matter hereof.  This agreement may be executed in one or more counterparts.

[The remainder of this page is intentionally left blank.  Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

NorthStar Healthcare Income Trust, Inc.

By:	/s/ Daniel R. Gilbert
Name:	Daniel R. Gilbert
Title:	Chief Executive Officer

NorthStar Realty Finance Corp.

By:	/s/ Albert Tylis
Name:	Albert Tylis
Title:	Co-President and Chief Operating Officer